Exhibit 99.1

News Release

IQVIA Announces Pricing of Offering of Senior Notes

February 17, 2021

DANBURY, Conn. & RESEARCH TRIANGLE PARK, N.C. – IQVIA Holdings Inc. (“IQVIA”) (NYSE:IQV) today announced that its wholly owned subsidiary, IQVIA Inc. (the “Issuer”), priced an offering of €1,450,000,000 in aggregate principal amount of senior notes, consisting of €550,000,000 in aggregate principal amount of senior notes due 2026 (the “2026 Notes”) and €900,000,000 in aggregate principal amount of senior notes due 2029 (the “2029 Notes” and, together with the 2026 Notes, the “Notes”). The proceeds from the Notes offering will be used to redeem all of the Issuer’s outstanding 3.250% senior notes due 2025, including the payment of premiums in respect thereof, and to pay fees and expenses related to the Notes offering.

The 2026 Notes will bear interest at a rate of 1.750% per annum and will pay interest semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2021. The 2026 Notes will mature on March 15, 2026, unless earlier repurchased or redeemed in accordance with their terms. The 2029 Notes will bear interest at a rate of 2.250% per annum and will pay interest semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2021. The 2029 Notes will mature on March 15, 2029, unless earlier repurchased or redeemed in accordance with their terms. The issuance of the Notes is expected to occur on or about March 3, 2021, subject to the satisfaction of customary closing conditions.

Certain statements in this press release are forward-looking statements. These statements involve a number of risks, uncertainties and other factors, including the failure to consummate the Notes offering and potential changes in market conditions that could cause actual results to differ materially.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of the Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes to be offered have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The Notes are being offered only to persons reasonably believed to be qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act and outside the United States only to non-U.S. investors pursuant to Regulation S under the Securities Act. Any offer of the Notes will be made only by means of a private offering memorandum.

About IQVIA

IQVIA (NYSE:IQV) is a leading global provider of advanced analytics, technology solutions, and clinical research services to the life sciences industry. IQVIA creates intelligent connections across all aspects of healthcare through its analytics, transformative technology, big data resources and extensive domain expertise. IQVIA Connected Intelligence™ delivers powerful insights with speed and agility — enabling customers to accelerate the clinical development and commercialization of innovative medical treatments that improve healthcare outcomes for patients. With approximately 70,000 employees, IQVIA conducts operations in more than 100 countries.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures.

Contacts

IQVIA Holdings Inc.

Investor Relations:

Andrew Markwick, 973-257-7144

andrew.markwick@iqvia.com

or

Media Relations:

Tor Constantino, 484-567-6732

tor.constantino@iqvia.com